AMENDED AND RESTATED
COMPLIANCE SERVICES AGREEMENT

This Amended and Restated Agreement is made effective as of the 1st day of July, 2014, by and among ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST (the “VIP Trust”), ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST (the “FOF Trust,” and together with the VIP Trust, the “Trusts”), each a Delaware business trust, and ALLIANZ INVESTMENT MANAGEMENT LLC (“AIM”), a Minnesota limited liability company.

WHEREAS, each of the Trusts is registered under the Investment Company Act of 1940, as amended, (the “1940 Act”) as an open-end, management series-type investment company with several outstanding series (collectively, the “Funds”);

WHEREAS, the Trusts are subject to Rule 38a-1 under the 1940 Act and must therefore have a Chief Compliance Officer;

WHEREAS, AIM provides compliance-related services designed to assure that the operation of the Trusts, including the management of the Trusts’ assets by AIM and, in the case of the VIP Trust, by the various subadvisers (the “Subadvisers”) with which AIM enters into subadvisory agreements from time to time, in each instance with the approval of the Board of Trustees of the VIP Trust, meets the applicable requirements of the 1940 Act;

WHEREAS, the Trusts and AIM currently are parties to that Amended and Restated Chief Compliance Officer Agreement dated June 10, 2009, pursuant to which AIM has provided the services of a chief compliance officer to the Trusts, and to that Amended and Restated Compliance Services Agreement dated October 10, 2012, pursuant to which AIM has provided certain compliance services to the Trusts (together, the “Prior Compliance Agreements”); and

WHEREAS, the Trusts and AIM desire to amend and restate the Prior Compliance Agreements as set forth herein;

NOW, THEREFORE, in consideration of the promises and the covenants herein set forth, the Trusts and AIM hereby agree as follows:

1.           Services and Staffing.

a.           General.  The personnel responsible for providing compliance services under this agreement will be employees of AIM, or its parent, Allianz Life Insurance Company of North America. Under normal circumstances, such personnel will consist of the Trusts’ Chief Compliance Officer, and other qualified compliance personnel designated by the Trusts’ Chief Compliance Officer, who will assist the Trusts’ Chief Compliance Officer as described below.

b.           Chief Compliance Officer.  The Trusts’ Chief Compliance Officer (who will be approved by the Boards of Trustees of the Trusts) will be responsible for (i) the maintenance and implementation of written compliance policies and procedures that are deemed by the Boards of Trustees of the Trusts to be reasonably designed to prevent the Trusts from violating the provisions of the federal securities laws applicable to the Trusts, as required by Rule 38a-1 under the 1940 Act (the “Fund Compliance Program”); and (ii) for monitoring the Fund Compliance Program and the compliance programs and related policies and procedures of all of the various service providers to the Trusts. The Trusts’ Chief Compliance Officer is subject to the approval and ongoing supervision of the Boards of Trustees of the Trusts. To assist the Chief Compliance Officer in providing the foregoing services, AIM may enter into agreements with one or more affiliated or unaffiliated third parties.

c.           Other Compliance Personnel.  Other compliance personnel designated by the Trusts’ Chief Compliance Officer will be responsible for assisting the Trusts’ Chief Compliance Officer in maintaining and implementing the Trusts’ Fund Compliance Program, as directed by the Trusts’ Chief Compliance Officer. With respect to compliance services provided under this Agreement, such other compliance personnel will be subject to the ongoing supervision of the Trusts’ Chief Compliance Officer. The Trusts’ Chief Compliance Officer periodically (at least quarterly or upon any material change) will notify the Boards of Trustees of the Trusts of the particular individuals designated to provide these compliance services to the Trusts.

2.           Fees.  In compensation for the compliance services provided under this Agreement, the Trusts will pay to AIM the following amounts:

a.  For the Trusts’ Chief Compliance Officer, who will have no substantial responsibilities other than related to the Trusts, the Trusts will pay:  (i) 100% of the Trusts’ Chief Compliance Officer’s annual cash compensation (salary plus discretionary bonus), cost of benefits, and allocated office overhead; and (ii) 100% of the travel and educational expenses incurred by the Trusts’ Chief Compliance Officer for the benefit of the Trusts. Under normal circumstances, travel expenses incurred by the Trusts’ Chief Compliance Officer in connection with due diligence trips to third-party service providers of the Trusts, including Subadvisers, will be considered to have been incurred 50% for the benefit of AIM and 50% for the benefit of the Trusts. The total amount of the Trusts’ Chief Compliance Officer’s compensation, including any discretionary bonus, will be subject to the review and approval of the Boards of Trustees of the Trusts at least annually.

b.  For the other compliance personnel, it is the intention of the parties that AIM will supply the services of one or more other compliance personnel equivalent in total to three-quarters of one full time employee (0.75 FTE). Accordingly, for such other compliance personnel, the Trusts will pay (i) X% of each individual’s annual cash compensation (salary plus discretionary bonus), cost of benefits, and allocated office overhead, where “X%” equals the percentage of an FTE contributed by that particular individual for services to the Trusts under this Agreement (in sum, not to exceed 75%); and (ii) 100% of the travel and educational expenses incurred by that individual for the benefit of the Trusts. Under normal circumstances, travel expenses incurred by other compliance personnel in connection with due diligence trips to third-party service providers of the Trusts, including Subadvisers, will be considered to have been incurred 50% for the benefit of AIM and 50% for the benefit of the Trusts. The Trusts’ Chief Compliance Officer periodically (at least annually or upon any material change) will provide to the Boards of Trustees of the Trusts a budget showing the allocation and the expected fee to be paid by the Trusts with respect to each such individual.

Fees calculated hereunder will be paid to AIM quarterly, within 15 business days following quarter end.

3.           Recordkeeping.  AIM will maintain records of the cash compensation, the cost of benefits, and allocated office overhead for the Trusts’ Chief Compliance Officer and the other compliance personnel.  Such records will be available to the Trusts upon request.

4.           Conflict of Interest.  The parties to this Agreement acknowledge that the Trusts’ Chief Compliance Officer is an employee of AIM and reports to AIM’s Chief Compliance Officer for AIM human resources purposes, including performance review and compensation, and that this relationship involves inherent conflicts of interest.  The parties to this Agreement further acknowledge that this Agreement has been structured to address in part such conflicts of interest.

5.           Governing Law.  This Agreement will be construed in accordance with the laws of the State of Minnesota and the 1940 Act. In the event of a conflict between the provisions of Minnesota law and the requirements of the 1940 Act, the 1940 Act shall prevail.

6.           Amendments.  This Agreement may be amended only in writing, signed by the parties hereto.

7.           Termination.  This Agreement may be terminated by any party on 90 days’ written notice to the other parties, provided, however, that the Boards of Trustees of the Trusts may terminate the Trusts’ Chief Compliance Officer at any time.

8.           Entire Agreement.  This Agreement supersedes all prior agreements between the parties, including in particular the Prior Compliance Agreements, for any or all of the services described herein.

9.           Multiple Originals.  This Agreement may be executed in two or more counterparts, each of when so executed will be deemed to be an original, but such counterparts will together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

By: /s/ Jeremy Smith

Title: Vice President, Investments

ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST

By: /s/ Jeremy Smith

Title: Vice President, Investments

ALLIANZ INVESTMENT MANAGEMENT LLC

By: /s/ Brian Muench

Title: President